Exhibit 99.1

INSPIRED ANNOUNCES PRICING OF £235 MILLION SENIOR SECURED NOTES OFFERING

New York, May 13, 2021 — Inspired Entertainment, Inc. (“Inspired”) (NASDAQ: INSE) announced today the pricing of its previously announced private offering of £235.0 million aggregate principal amount of its 7.875% senior secured notes due 2026 (the “2026 Senior Secured Notes”). The 2026 Senior Secured Notes will be issued by Inspired Entertainment (Financing) plc, a wholly owned finance subsidiary of Inspired, and will be guaranteed by Inspired and certain of its English and U.S. subsidiaries. The initial offering price to investors will be 100.00% of the principal amount thereof. The offering is expected to close on or about May 20, 2021, subject to customary closing conditions.

Inspired intends to use the proceeds from the offering of the 2026 Senior Secured Notes (i) to repay its existing £145.8 million senior secured term loan facility and €93.1 million senior secured term loan facility and accrued interest thereon, (ii) to pay fees, commissions and expenses incurred in connection with the refinancing, and (iii) for general corporate purposes, including to close-out derivative contracts entered into in connection with the existing term loan facilities. As part of the refinancing, Inspired will also be putting into place a new 4.5-year £20 million Super Priority Senior Secured Revolving Credit Facility.

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, social and leisure operators across land-based and mobile channels around the world. Inspired’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. Inspired operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for more than 50,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 32,000 retail venues and various online websites; digital games for 170+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 16,000 gaming terminals. Additional information can be found at www.inseinc.com.

Regulatory Notice

The 2026 Senior Secured Notes will be offered only to Qualified Institutional Buyers within the meaning of Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States in compliance with Regulation S under the Securities Act. The issuance and sale of the 2026 Senior Secured Notes and related guarantees have not been, and will not be, registered under the Securities Act or the securities laws of any state of the United States or other jurisdiction, and the 2026 Senior Secured Notes and related guarantees may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state or local securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the 2026 Senior Secured Notes. The 2026 Senior Secured Notes offering is being made only by means of a private offering memorandum and is not being made to any person in any jurisdiction in which such offer, sale or solicitation is unlawful.

The 2026 Senior Secured Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any “retail investor” in the United Kingdom or in member states of the European Economic Area and this notice is not addressed to or directed at any such person. A “retail investor” for these purposes in the United Kingdom means a person who is (i) a “retail client”, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of the domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a “customer” within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a “professional client”, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of the domestic law of the United Kingdom by virtue of the EUWA. A “retail investor” for these purposes in the European Economic Area means a person who is: (i) a “retail client” as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a “customer” within the meaning of Directive 2016/97/EU, where that “customer” would not qualify as a “professional client” as defined in point (10) of Article 4(1) of MiFID II.

In the United Kingdom, this notice is being distributed only to and is directed only at: (a) persons who are “investment professionals” falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (b) high net worth companies, unincorporated associations and other bodies within the categories described in Article 49(2)(a) to (d) of the Order and (c) any other persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated.

Solely for the purposes of the product approval process of the manufacturers (if any), the target market assessment in respect of the 2026 Senior Secured Notes has led to the conclusion that: (i) the target market for the notes is “eligible counterparties” and “professional clients” only, each as defined in the applicable product governance rules and regulations; and (ii) all channels for distribution of the notes to “eligible counterparties” and “professional clients” are appropriate.

Forward Looking Statements

This news release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “continue,” “expect,” “estimate,” “plan,” “will,” “would” and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on Inspired’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Inspired’s views as of any subsequent date, and Inspired does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law. You are advised to review carefully the “Risk Factors” section of Inspired’s annual report on Form 10-K for the fiscal year ended December 31, 2020, which is available, free of charge, on the U.S. Securities and Exchange Commission’s website at www.sec.gov.

Contact:

For Investors

Aimee Remey

aimee.remey@inseinc.com

+1 646 565-6938

For Press and Sales

inspiredsales@inseinc.com